Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 18,128,870.00	0.0001381	$ 2,503.60
Fees Previously Paid
	Total Transaction Valuation:	$ 18,128,870.00
	Total Fees Due for Filing:			$ 2,503.60
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 2,503.60
Offering Note
[1]	The transaction value is calculated as the aggregate maximum purchase price for units of limited liability company interests (the Shares) of Crestline Lending Solutions, LLC (the Company), based upon the offer to purchase up to $18,128,870 worth of Shares, which represents approximately 5% of the net asset value of Shares outstanding as of June 30, 2026. The filing fee is calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources